							Exhibit 12(a)

Consolidated Ratios of Earnings to Fixed Charges

	Year Ended December 31,
(Dollars in thousands)	2017		2016		2015		2014		2013

Earnings:(1)
Income before income tax expense (benefit)	$245,160		$338,245		$314,695		$281,382		$243,045
Fixed charges	106,256		94,635		83,464		70,145		73,726
Other adjustments(2)	(10,315)		(9,641)		(8,777)		(7,487)		(6,920)
Total earnings (a)	$341,101		$423,239		$389,382		$344,040		$309,851

Fixed charges:(1)
Interest on deposits	$66,012		$61,788		$48,226		$38,385		$36,604
Interest on borrowings	27,807		20,836		23,316		20,215		25,312
Interest portion of rental expense(3)	12,139		11,830		11,707		11,349		11,785
Other adjustments(4)	298		181		215		196		25
Total fixed charges (b)	$106,256		$94,635		$83,464		$70,145		$73,726

Ratio of earnings to fixed charges (a/b)	3.21	x	4.47	x	4.67	x	4.90	x	4.20	x

Earnings, excluding interest on deposits:
Total earnings	$341,101		$423,239		$389,382		$344,040		$309,851
Less: Interest on deposits	66,012		61,788		48,226		38,385		36,604
Total earnings excluding interest on deposits (c)	$275,089		$361,451		$341,156		$305,655		$273,247

Fixed charges, excluding interest on deposits:
Total fixed charges	$106,256		$94,635		$83,464		$70,145		$73,726
Less: Interest on deposits	66,012		61,788		48,226		38,385		36,604
Total fixed charges, excluding interest on deposits (d)	$40,244		$32,847		$35,238		$31,760		$37,122

Ratio of earnings to fixed charges, excluding interest on deposits (c/d)(5)	6.84	x	11.00	x	9.68	x	9.62	x	7.36	x

(1)	As defined in Item 503(d) of Regulation S-K.

(2)
For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest and subtracting interest capitalized and income attributable to non-controlling interests.

(3)	The appropriate portion of rental expense (generally one-third) deemed representative of the interest factor.

(4)	For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs.

(5)
The ratio of earnings to fixed charges, excluding interest on deposits, is being provided as an additional measure to provide comparability to the ratios disclosed by all other issuers of debt securities.